UPO EXCHANGE AND CUSTODIAL AGREEMENT

                  THIS UPO EXCHANGE AND CUSTODIAL AGREEMENT (this "Agreement") is entered into this 24th day of June, 1996, by and among GKN Securities Corp. ("GKN"), Barington Capital Group, L.P. ("Barington") and those persons identified on Schedule I hereto (such persons, together with GKN and Barington, collectively, the "Holders" and each, individually, a "Holder"), Financial Services Acquisition Corporation, a Delaware corporation ("FSAC"), and Graubard Mollen & Miller ("GM&M"), as custodian (the "Custodian").

                  WHEREAS, in connection with the December 1994 initial public offering of FSAC, the Holders acquired an aggregate of 333,333 unit purchase options of FSAC (collectively, the "UPOs" and each, individually, an "UPO");

                  WHEREAS, each UPO entitles the holder thereof to acquire, at a $9.90 per UPO exercise price, one share of the Common Stock, par value $.001 per share ("FSAC Common Stock"), of FSAC and two Redeemable Common Stock Purchase Warrants of FSAC ("FSAC Warrants"), with each FSAC Warrant, in turn, exercisable for a share of FSAC Common Stock at $6.25 per share;

                  WHEREAS, to eliminate the "overhang" on the market for FSAC's securities occasioned by the UPOs, FSAC has offered to exchange an aggregate of 225,000 newly-issued shares of FSAC Common Stock for all 333,333 of the UPOs (the "Exchange"), and the Holders desire to accept such offer, in each case in accordance with the terms set forth below;

                  WHEREAS, the Holders, prior to or simultaneously with the execution and delivery of this Agreement, have tendered for deposit with the Custodian all 333,333 of the UPOs (the "Tendered UPOs"); and

                  WHEREAS this Agreement authorizes the Custodian, in accordance with the terms of this Agreement, to exchange the Tendered UPOs in the Exchange for shares of FSAC Common Stock (rounded to the nearest whole number) at the rate of 1.48148 Tendered UPOs for each share of FSAC Common Stock.

                  NOW THEREFORE, in consideration of the premises set forth above and the mutual promises and agreements set forth herein, the Holders, FSAC, and the Custodian agree as follows:







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                  1. The deposit of the Tendered UPOs with the Custodian shall be irrevocable. The Tendered UPOs shall remain on deposit with the Custodian until released or returned in accordance with this Agreement. The Tendered
UPOs are to be held by the Custodian as custodian for the accounts of the undersigned and are to be administered by the Custodian in accordance with the terms of this Agreement, and the Custodian is hereby authorized and directed to hold the Tendered UPOs, subject to the terms of this Agreement.

                  2. Immediately following the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated as of March 8, 1996, by and among FSAC, EBIC Acquisition Corp. and Euro Brokers Investment Corporation (the "Merger Agreement"), (i) FSAC shall deliver to the Custodian certificates registered in the names of those persons identified on Schedule I evidencing the number of whole shares of FSAC Common Stock set forth opposite the name of each such person (the "Certificates") and (ii) the Custodian shall deliver to FSAC for cancellation all of the Tendered UPOs and transfer forms, endorsed in blank or in favor of FSAC, duly executed by each Holder with signatures guaranteed. The Custodian shall promptly thereafter deliver to the respective Holders the Certificates registered in their names as they may be entitled to under this paragraph 2. Each Holder acknowledges and agrees that upon consummation of the Exchange, it shall have no further rights under any of its UPOs or its Unit Purchase Option, dated November 30, 1994, which shall automatically be cancelled and of no further force or effect.

                  3. Each Holder acknowledges and agrees that it may not make any sale, transfer or other disposition (a "Sale") of the shares of FSAC Common Stock issued to it in the Exchange unless (i) such Sale has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) such Sale is made in conformity with the volume and other limitations of Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act or (iii) FSAC shall have received an opinion of counsel, which opinion and counsel shall be reasonably acceptable to FSAC, to the effect that such Sale is otherwise exempt from registration under the Securities Act.

                  4. Each Holder acknowledges and agrees that the Certificate(s) issued to it in the Exchange (and any replacements or substitutions therefor) shall bear the


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following legend, and that FSAC may notify its transfer agent to cause stop transfer orders to be placed with respect to all Certificates that bear such legend:

         THE SHARES OF COMMON STOCK OF FINANCIAL SERVICES CORPORATION REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE AT THE TIME REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED OR IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED BY SAID ACT OR THE GENERAL RULES AND REGULATIONS THEREUNDER.

                  5. It is understood and agreed that the legend set forth above in paragraph 4 shall be removed by delivery of substitute certificates without such legend (and that any stop transfer orders given shall be rescinded) if a Holder has delivered to FSAC an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to FSAC, or a letter from the staff of the SEC, to the effect that such legend is not required for purposes of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

                  6. FSAC agrees, for purposes of the opinions of counsel referred to above in paragraphs 3 and 5, that (i) the firm of Graubard Mollen & Miller ("GM&M") is acceptable to FSAC and (ii) absent a change in the relevant law as it exists on the date hereof, a conclusion in any such opinion to the effect that, for purposes of Regulation 144(d) of the General Rules and Regulations under the Securities Act, the shares of FSAC Common Stock issued to a Holder in the Exchange in respect of such Holder's UPOs are deemed to have been acquired by such Holder on the date such Holder acquired the UPOs so exchanged, is acceptable to FSAC.

                  7. The shares of FSAC Common Stock issued to the Holders in the Exchange shall be fully paid and non-assessable, and shall be free from taxes, liens, and other charges with respect to their issuance.

                  8. FSAC agrees to include the 225,000 shares of FSAC Common Stock to be issued in the Exchange in the Form S-4 Registration Statement (the "Registration Statement") to be filed by it in connection with the transactions contemplated by the Merger Agreement if such shares may be included in such Form S-4 Registration Statement under SEC policy. The Holders hereby acknowledge having


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seen and reviewed a draft, submitted to the SEC on June 5, 1996, of the
Registration Statement.

                  9. FSAC agrees, with respect to any materials that it plans to file with the SEC that refer to the Exchange or this Agreement, to provide to GM&M, as counsel for the Holders, at least 24 hours prior to such filing (unless provision 24 hours in advance is impracticable, in which event, as much in advance as is practicable), copies of such materials for review and to give reasonable consideration to the comments of GM&M, if any, with respect thereto. GM&M hereby agrees to maintain the confidentiality of any such materials that are so provided until such time, if any, as they are filed with the SEC and publicly available, except that GM&M may share and review any such materials with GKN and such other of the Holders who acknowledge such confidentiality obligation.

                  10. In consideration of the premises set forth above and the undertakings of FSAC pursuant to this Agreement, the authority hereby conferred by the Holders is hereby agreed to be irrevocable and coupled with an interest, and this Agreement shall not be terminable by any act or deed of the respective Holders or by any other person, firm or corporation, or by the death or incapacity of such Holders, or by operation of law; or if this instrument is executed on behalf of a trust or other fiduciary estate, it shall not be terminated by any act or event requiring a distribution of the assets of such estate to any person, or by the occurrence of any other event or events; or if this instrument is executed on behalf of a corporation or partnership, it shall not be terminated by dissolution, winding up, or other event affecting the legal life of such entity. If any such event shall occur prior to the completion of the transactions contemplated hereby, the Custodian is, nevertheless, authorized and directed to administer the Tendered UPOs in accordance with the terms and conditions hereof as if such event had not occurred.

                  11. The Custodian shall be entitled to act and rely upon, and shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance on, any statement, request, notice or instructions respecting this Agreement given to it by the parties hereto or any of them or their respective substitutes.

                  12. The Custodian shall have no responsibility or liability hereunder to any person other than to admin-


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ister the Tendered UPOs in accordance with the provisions hereof, and the other parties hereto jointly and severally agree to indemnify and defend the Custodian from, and hold it harmless against, any loss, liability, claim, damage, cost, or expense (including, but not limited to, reasonable attorney's fees) incurred in connection with or arising out of: (i) any of its acts or omissions undertaken in accordance with the terms of this Agreement other than any act or omission constituting gross negligence or willful misconduct by it,
(ii) any breach by the Holders or FSAC of any of their duties or obligations under this Agreement, and (iii) any violation of applicable law by the Holders or FSAC or any of their respective directors, officers, employees, or agents. If there is a dispute between the Holders and FSAC regarding the disposition of the Tendered UPOs, the Custodian shall be entitled to deposit same into a court of appropriate jurisdiction.

                  13. Each of the Holders hereby severally represents and warrants to FSAC, and agrees for the benefit of FSAC, that: (i) it has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it has duly executed and delivered this Agreement, (iii) all authorizations and consents, if any, necessary for the execution and delivery of this Agreement by it, or the consummation of the transactions contemplated hereby by it, have been obtained or given, (iv) it currently has, and at the effective time of the merger contemplated by the Merger Agreement it will continue to have, valid and marketable title to the Tendered UPOs to be exchanged by it pursuant to this Agreement, free and clear of all liens, encumbrances, equities and claims whatsoever, and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any of the terms, provisions or conditions of any agreement or instrument to which it is a party or by which it or the Tendered UPOs may be bound or affected.

                  14. FSAC hereby represents and warrants to the Holders that:
(i) it has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it has duly executed and delivered this Agreement, (iii) all authorizations and consents, if any, necessary for the execution and delivery of this Agreement by it, or the consummation of the transactions contemplated hereby by it, have been obtained or given and (iv) the execution and delivery of


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this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any of the terms, provisions or conditions of any agreement or instrument to which it is a party or by which it may be bound or affected.

                  15. The Custodian hereby is authorized to rely conclusively and shall be protected in acting upon any order, notice, demand, certificates, opinion of counsel, other advice of counsel, statement, instrument, report, or other document (as to its due execution, delivery, validity, and as to the truth and acceptability of any information therein contained) that it reasonably believes to be genuine.

                  16. This Agreement shall forthwith terminate and have no further force and effect (except for the provisions of paragraphs 11, 12 and 15 hereof, which shall survive) if (i) the Merger Agreement is terminated (in which event, FSAC shall promptly notify the Custodian of such termination),
(ii) the Merger has not been consummated on before August 31, 1996, or (iii) prior to the occurrence of the Exchange, any state agency of competent jurisdiction charged with the enforcement of state securities laws imposes transfer restrictions or escrow requirements upon any of the shares of FSAC Common Stock to be received by a Holder in the Exchange, which restrictions or requirements are to remain in effect for a period longer than two years from the date such Holder first acquired its UPOs. In the event of any such termination, the Custodian shall be authorized to return and shall return the Tendered UPOs forthwith to the Holders.

                  17. References in this Agreement to "it" and "its" with respect to Holders shall be deemed to include, as appropriate, "he" and "she" and "his" and "her."

                  18. This Agreement is made under, and shall be governed pursuant to, the laws of the State of New York, except for its law of conflicts.

                  19. This Agreement may be executed in counterparts, each of which shall be a valid and binding obligation of the parties thereto, but all of which shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first above written.


                                        /s/ David M. Nussbaum
                                    ---------------------------------
                                            David M. Nussbaum


                                        /s/ Roger Gladstone
                                    ---------------------------------
                                            Roger Gladstone


                                        /s/ Robert Gladstone
                                    ---------------------------------
                                            Robert Gladstone


                                        /s/ Richard Buonocore
                                    ---------------------------------
                                            Richard Buonocore


                                        /s/ Deborah Schondorf
                                    ---------------------------------
                                            Deborah Schondorf


                                        /s/ Andrew Lazarus
                                    ---------------------------------
                                            Andrew Lazarus


                                        /s/ Brian K. Coventry
                                    ---------------------------------
                                            Brian K. Coventry


                                        /s/ Andrea B. Goldman
                                    ---------------------------------
                                            Andrea B. Goldman


                             GKN SECURITIES CORP.


                                         By:  /s/ David M. Nussbaum
                                            __________________________
                                            Name: David M. Nussbaum
                                            Title:


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                                    BARINGTON CAPITAL GROUP, L.P.
                                            By LNA Capital Corp., General
                                            Partner


                                            By:  /s/ Marc S. Cooper
                                                __________________________
                                                     Name: Marc S. Cooper
                                                     Title: Executive Vice-
                                                            President

                                    FINANCIAL SERVICES ACQUISITION
                                            CORPORATION


                                    By: /s/ Gilbert Scharf
                                       _____________________________
                                            Name: Gilbert Scharf
                                            Title:  Chief Executive Officer
                                                    and President


                            ACCEPTANCE BY CUSTODIAN

                  Graubard Mollen & Miller, named as Custodian in this Agreement, hereby acknowledges receipt of the 333,333 Tendered UPOs described in this Agreement, and agrees to act in accordance with this Agreement.

                                    GRAUBARD MOLLEN & MILLER


                                    By:     /s/ David Miller
                                        ___________________________
                                                 Partner



                     AGREEMENT BY GRAUBARD MOLLEN & MILLER

                  Graubard Mollen & Miller hereby agrees to the provisions of the last sentence of paragraph 9 of this Agreement.

                                            GRAUBARD MOLLEN & MILLER


                                            By:  /s/ David Miller
                                               _____________________
                                                     Partner


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                                  SCHEDULE I




NAME                            NUMBER OF UPOS           NUMBER OF SHARES

David M. Nussbaum                    30,000                   20,250

Roger Gladstone                      30,000                   20,250

Robert Gladstone                     30,000                   20,250

Richard Buonocore                     3,333                    2,250

Deborah Schondorf                     4,333                    2,925

Andrew Lazarus                        2,500                    1,687

Brian K. Coventry                     1,000                      675

Andrea B. Goldman                       500                      337

Barington Capital
  Group, L.P.                       166,666                  112,500

GKN Securities Corp.                 65,001                   43,876


                  Total:            333,333 Units            225,000 Shares

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